EXHIBIT 21.1

SUBSIDIARIES

As of November 30, 2013, the following were the Registrant's significant operating Subsidiaries:

Name:   Finder Plata S.A. de C.V.

Country of Organization:   Mexico

Percent Ownership by Registrant:   99.99% by Sonora Resources Corp.